Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
Newell Brands Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	N/A	N/A	N/A	N/A	N/A	N/A

Fees Previously Paid (1)	Debt	6.375% Notes due 2030	457(o)	$750,000,000	100.000%	$750,000,000	0.00015310	$114,825.00

Fees Previously Paid (1)	Debt	6.625% Notes due 2032	457(o)	$500,000,000	100.000%	$500,000,000	0.00015310	$76,550.00

	Total Offering Amounts					$1,250,000,000		$191,375.00

	Total Fees Previously Paid							$405,900.00

	Total Fee Offsets							—

	Net Fee Due							$0
The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price of such offering is $1,250,000,000.

(1)
Relates to the shelf registration statement on Form S-3 (File No. 333-279561), which became effective on May 31, 2024 (the “Registration Statement”), filed by the Registrant for the sale of up to $2,750,000,000 of the Registrant’s securities. Pursuant to the Registration Statement, the Registrant paid a registration fee of $405,900.
00.
Such prior registration fee was estimated solely to calculate the registration fee in accordance with Rule 457(o), based on the proposed maximum aggregate offering price, under the Securities Act of 1933, as amended.